Exhibit 99.1

   Angelica Announces Second Quarter Fiscal 2006 Financial Results;
            Sequential Gross Margin Improvement Continues


    ST. LOUIS--(BUSINESS WIRE)--Sept. 5, 2006--Angelica Corporation (NYSE: AGL), a leading provider of healthcare linen management services, today announced second quarter and first half fiscal year 2006 financial results for the period ended July 29, 2006. Second quarter fiscal 2006 gross margin increased to 14.4% compared with the 13.8% gross margin reported in first quarter fiscal 2006 and 13.0% in second quarter fiscal 2005.

    Second Quarter Ended July 29, 2006

    Textile service revenues for the second quarter fiscal 2006 increased slightly to $105.3 million from $105.2 million in second quarter fiscal 2005. Organic growth excluding acquisitions and divestitures contributed $3.3 million, representing a 3.7% organic growth rate. Acquisitions made in fiscal 2005 contributed $1.4 million of the increase, which was more than offset by the sale of non-healthcare customer accounts representing $4.6 million in revenue. Of the organic growth rate, pricing represented 3.2 percentage points and volume represented 0.5 percentage points. Total healthcare revenues in second quarter fiscal 2006 were $101.1 million, up 5.4% from $95.9 million in second quarter 2005.
    Gross profit for the second quarter fiscal 2006 was $15.1 million, a 10.7% increase from $13.7 million in the second quarter of fiscal 2005. Despite an increase in natural gas and delivery fuel costs of 150 basis points to 8.1% of revenues in second quarter fiscal 2006 from 6.6% in second quarter fiscal 2005, gross margin increased to 14.4% in second quarter fiscal 2006 from 13.0% in second quarter fiscal 2005. Production expense decreased 0.8% of revenues due to higher revenues per pound and favorable variances in labor, workers compensation, repairs and maintenance, supplies and production services, reflecting the initial results of our operational process improvement programs and higher costs in 2005 associated with the closure of our Vallejo facility. Excluding delivery fuel, distribution expense decreased 0.5% of revenues year to year.
    Selling, general and administrative (SG&A) expenses in the second quarter fiscal 2006 were $13.4 million, a 4.7% increase from $12.8 million in second quarter fiscal 2005. The increase in second quarter fiscal 2006 SG&A was primarily attributable to consulting fees associated with the operations process improvement project. Expenses in second quarter fiscal 2006 associated with the Board's Special Committee evaluation of various third party proposals, a third party lawsuit and an increase in bad debt expense were comparable to expenses associated with the union corporate campaign and the evaluation of our then existing debt structure in the second quarter fiscal 2005.
    Amortization and other operating expense for the second quarter fiscal 2006 was $1.1 million, a $0.7 million increase from $0.4 million recorded in the second quarter fiscal 2005. Second quarter fiscal 2006 includes $1.1 million of amortization expense compared to $1.0 million in second quarter fiscal 2005. Second quarter fiscal 2006 also includes a $0.1 million expense related to asset disposal activities compared to income of $0.7 million primarily from a gain on the sale of non-healthcare business in the second quarter fiscal 2005. Interest expense for the second quarter fiscal 2006 was $2.3 million compared to $1.8 million in the second quarter fiscal 2005 due to higher interest rates.
    Loss from continuing operations was $0.7 million, or $0.08 per diluted share, in both second quarter fiscal 2006 and second quarter fiscal 2005.

    First Six Months Ended July 29, 2006

    For the first six months of fiscal 2006 ended July 29, 2006, textile service revenues were $212.3 million, a 3.2% increase from $205.7 million in the first six months of fiscal 2005. Organic growth excluding acquisitions and divestitures contributed $6.1 million, representing a 3.4% organic growth rate. Acquisitions made in fiscal 2005 contributed $9.7 million of the increase, which was mostly offset by the sale of non-healthcare customer accounts in fiscal 2005 and 2006 representing $9.2 million in revenue. Of the organic growth rate, pricing represented 3.0 percentage points and volume represented 0.4 percentage points. Total healthcare revenues in first half fiscal 2006 were $204.4 million, up 9.0% from $187.5 million in first half 2005.
    Gross profit for the first half of fiscal 2006 was $29.9 million, a 2.3% increase from $29.2 million in the first half of fiscal 2005. The $0.7 million increase in gross profit primarily reflects higher revenues per pound partially offset by increasing natural gas and delivery fuel costs. Natural gas and delivery fuel costs increased versus the prior year comparable period to 8.1% of revenues from 6.7% of revenues. As a percentage of revenues, gross margin decreased to 14.1% in the first six months fiscal 2006 from 14.2% in the first six months fiscal 2005.
    SG&A expenses in the first six months of fiscal 2006 were $27.8 million, a 9.9% increase from $25.3 million recorded in the first six months fiscal 2005. First six months fiscal 2006 SG&A included $1.3 million in consulting fees associated with our operations process improvement project, $0.6 million in professional fees related to the Board's Special Committee review of various third party proposals, and $0.6 million in increased bad debt and financial consulting projects. Legal expenses related to union activity and a third party lawsuit decreased by $0.3 million year over year. First six months fiscal 2005 SG&A also included $0.4 million associated with a debt structure evaluation.
    First six months fiscal 2006 include $2.2 million of amortization expense related to recent acquisitions, compared to $1.8 million of amortization expense in first six months fiscal 2005. Other income from the sale of non-healthcare business or underutilized property in fiscal 2006 was $0.1 million lower than in fiscal 2005. Interest expense for the first six months fiscal 2006 was $4.6 million compared to $2.9 million in the first six months fiscal 2005 due to higher interest rates and higher average borrowing.
    Loss from continuing operations for the first six months fiscal 2006 was $2.2 million, or $0.24 per diluted share, compared to income from continuing operations of $0.4 million, or $0.04 per diluted share in the first six months fiscal 2005.
    Commenting on the results, Steve O'Hara, chairman and chief executive officer, stated, "We are pleased to report continued sequential as well as year-over-year gross margin improvement this quarter. Looking forward, we expect third quarter gross margin to be up versus year ago and second quarter fiscal 2006 gross margin. We also expect significant improvement in fourth quarter gross margin versus prior year, although the seasonal impact of the holidays on hospital admissions and higher winter energy costs may prevent margin growth from third quarter. For the second half fiscal 2006, we expect gross margin will exceed 15% with sequential gross margin growth resuming in first quarter fiscal 2007. Driving these improvements are our efforts to raise our service levels to command fair pricing while reducing costs through the operations improvement process which continues through the third quarter of fiscal 2006.
    "For the year, we estimate revenues for fiscal year 2006 will be approximately $420 million to $425 million. We expect that fiscal 2006 operating income will increase approximately 20% from fiscal 2005 operating income. Longer term, we continue to believe that our current plans will enable us to improve gross margin to 20% by fiscal 2008 as we begin to realize the efficiencies and cost reductions resulting from our operations improvement process."

    Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.

    Forward-Looking Statements

    Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, the ability of the Company to recover its seller note and avoid future lease obligations as part of its sale of its former Life Uniform division, the ability of the Company to execute its operations strategies , unusual or unexpected cash needs for operations or capital transactions, the effectiveness of the Company's initiatives to reduce key operating costs as a percent of revenues, the ability to obtain financing in required amounts and at appropriate rates and terms, the ability to identify, negotiate, fund, consummate and integrate acquisitions, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.



Unaudited results for second quarter and six months ended July 29,
 2006 compared with same period ended
July 30, 2005 (dollars in thousands, except per share amounts):


                  Second Quarter Ended          First Half Ended
               --------------------------- ---------------------------

               July 29,  July 30,  Percent July 29,  July 30,  Percent
                  2006      2005    Change    2006      2005    Change
               --------- --------- ------- --------- --------- -------
Continuing
 Operations:
Textile service
 revenues      $105,286  $105,218     0.1% $212,292  $205,699     3.2%
Cost of textile
 services       (90,161)  (91,559)   -1.5% (182,426) (176,505)    3.4%
               --------- --------- ------- --------- --------- -------
Gross profit     15,125    13,659    10.7%   29,866    29,194     2.3%
Selling,
 general and
 administrative
 expenses       (13,433)  (12,828)    4.7%  (27,845)  (25,341)    9.9%
Amortization of
 other acquired
 assets          (1,080)   (1,042)    3.6%   (2,160)   (1,841)   17.3%
Other operating
 (expense)
 income, net        (54)      682      nm       497       630   -21.1%
               --------- --------- ------- --------- --------- -------
Income from
 operations         558       471    18.5%      358     2,642   -86.4%
Interest
 expense         (2,349)   (1,756)   33.8%   (4,569)   (2,906)   57.2%
Non-operating
 income, net        438       258    69.8%      382       797   -52.1%
               --------- --------- ------- --------- --------- -------
(Loss) income
 from
 continuing
 operations
 pretax          (1,353)   (1,027)   31.7%   (3,829)      533      nm
Income tax
 benefit
 (provision)        638       304   109.9%    1,615      (117)     nm
               --------- --------- ------- --------- --------- -------
(Loss) income
 from
 continuing
 operations        (715)     (723)   -1.1%   (2,214)      416      nm
               --------- --------- ------- --------- --------- -------

Discontinued
 Operations:
Loss from
 discontinued
 operations,
 net of tax           -      (211)                -      (330)
               --------- --------- ------- --------- --------- -------
Net (loss)
 income           $(715)    $(934)  -23.4%  $(2,214)      $86      nm
               ========= ========= ======= ========= ========= =======

Basic (loss)
 earnings per
 share:
(Loss) income
 from
 continuing
 operations      $(0.08)   $(0.08)    0.0%   $(0.24)    $0.05      nm
Loss from
 discontinued
 operations           -     (0.02)                -     (0.04)
               --------- --------- ------- --------- --------- -------
Net (loss)
 income          $(0.08)   $(0.10)  -20.0%   $(0.24)    $0.01      nm
               ========= ========= ======= ========= ========= =======

Diluted (loss)
 earnings per
 share:
(Loss) income
 from
 continuing
 operations      $(0.08)   $(0.08)    0.0%   $(0.24)    $0.04      nm
Loss from
 discontinued
 operations           -     (0.02)                -     (0.03)
               --------- --------- ------- --------- --------- -------
Net (loss)
 income          $(0.08)   $(0.10)  -20.0%   $(0.24)    $0.01      nm
               ========= ========= ======= ========= ========= =======




Unaudited condensed balance sheets as of July 29, 2006 and January 28, 2006 (dollars in thousands):


                                                July 29,   January 28,
                                                  2006        2006
                                              ------------ -----------
ASSETS
------
Current Assets:
Cash and cash equivalents                          $5,788      $4,377
Receivables, less reserves of $1,726 and $994      57,214      58,151
Linens in service                                  46,785      43,785
Assets held for sale                                4,012       1,573
Prepaid expenses and other current assets           1,637       2,029
                                              ------------ -----------
Total Current Assets                              115,436     109,915
Property and Equipment, net                        99,006     106,293
Goodwill                                           49,259      49,259
Other acquired assets                              39,940      42,470
Other Long-Term Assets                             24,853      23,491
                                              ------------ -----------
Total Assets                                     $328,494    $331,428
                                              ============ ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current Liabilities:
Current maturities of long-term debt                 $246        $319
Accounts payable                                   33,627      37,229
Accrued wages and other compensation                7,573       7,037
Other accrued liabilities                          39,388      36,833
                                              ------------ -----------
Total Current Liabilities                          80,834      81,418
Long-Term Debt, less current maturities            86,501      85,096
Other Long-Term Liabilities                        15,984      15,366
Shareholders' Equity                              145,175     149,548
                                              ------------ -----------
Total Liabilities and Shareholders' Equity       $328,494    $331,428
                                              ============ ===========



    CONTACT: Angelica Corporation
             Jim Shaffer/Colleen Hegarty, 314-854-3800 or
             Integrated Corporate Relations, Inc.
             Michael Fox/Devlin Lander, 203-682-8200